SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-25037

                            MASON HILL HOLDINGS, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

       300 Chestnut Street, Suite 200, Needham, MA 02492   (781) 444-6100
       ------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          $.001 par value common stock
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)  [X]          Rule  12h-3(b)(1)(i)  [ ]
Rule  12g-4(a)(1)(ii) [ ]          Rule  12h-3(b)(1)(ii) [ ]
Rule  12g-4(a)(2)(i)  [ ]          Rule  12h-3(b)(2)(i)  [ ]
Rule  12g-4(a)(2)(ii) [ ]          Rule  12h-3(b)(2)(ii) [ ]
                  Rule  15d-6           [ ]

Approximate  number of holders of record as of the certification or notice date:
73

Pursuant to the requirements of the Securities Exchange Act of 1934 MediaX Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                         MASON  HILL  HOLDINGS,  INC.,  A  DELAWARE  CORPORATION


                                     By:  /s/  Geoffrey  Eiten
                                     Name:  Geoffrey  Eiten
                                     Title:  President
                                     Date:  December  7,  2005